TIER TECHNOLOGIES
Moderator: Ronald Rossetti

TIER TECHNOLOGIES

Thursday, August 6, 2009
5:00 pm EST

Operator:
Good afternoon.  At this time, I would like to welcome everyone to the Tier Technologies fiscal Third Quarter Earnings Conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you.

Ms. Bowman, you may begin your conference.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Liz Bowman:
Good afternoon.  My name is Liz Bowman, Director of SEC Reporting for Tier Technologies and welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended June 30, 2009.  Today’s call is scheduled for one hour.

After the market closed yesterday, we issued a press release announcing Tier's financial results for the third quarter ended June 30, 2009.  In addition, we issued a copy of the prepared text of today’s call and accompanying presentation which includes charts that will be referenced during this call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or you may email Ron at rjohnston@tier.com.

With me on the call are Ron Rossetti, Chairman and Chief Executive Officer, and Ron Johnston, Chief Financial Officer.  Also in attendance are Nina Vellayan, Chief Operating Officer, and Keith Kendrick, Senior Vice President, Strategic Marketing.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

A taped replay of this call will be available on the Company's web site beginning Thursday, August 6  at 8 PM, Eastern Time until Thursday, August 20, 2009 at 11:59 PM Eastern Time.  Alternatively, you can hear a replay by dialing 888-335-3240 and entering the conference ID number 22177721.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

limited to; failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; timing; the Company's ability to realize revenues from its business development opportunities; changes in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and other risk factors that are set forth in our SEC filings. In this call, references to “the quarter” or “the third quarter” are references to the quarter ended June 30, 2009.

Now I would like to turn the call over to Ron Rossetti.

Ronald Rossetti:
Thank you, Liz, and good afternoon.  Let me outline the agenda for this call.  First, I will update you on our financial performance during the quarter, and then I will provide a strategic update on our growing success in the biller direct market with our Electronic Payments Solutions (EPS) business.

Next, I will ask Ron Johnston to cover our financial results for the quarter, the state of our cash position, and our share repurchase program.  Following Ron Johnston’s remarks, I will make a few concluding remarks and then we will open the call to your questions.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

I am pleased to report that for the third quarter, Tier has reported positive EBITDA of $2.8 million from continuing operations as compared with a loss of ($75,000) in the prior year quarter.  This $2.9 million improvement was achieved in spite of a revenue decline of ($0.7) million, or (1.5%) as compared with the prior year quarter.

Gross margin in our EPS business was 23.5%, up approximately 4.9 percentage points from the same period last year.  The performance during the quarter brings us closer to our goal of positive EBITDA from continuing operations for the full fiscal year.

On a GAAP basis for the quarter, net income from continuing operations was $600,000, or $0.03 per share, as compared with a loss ($1.3) million, or ($0.07) per share in the prior year quarter.  On a total company basis, we achieved net income of $200,000, or $0.01 per share for the quarter as compared with a loss of ($13.6) million, or ($0.69) per share in the prior year quarter.

In spite of the steep decline in our tax-based businesses, EPS net revenue growth was 25.6 percent for the third quarter and

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

15.4 percent for the nine months ended June 30 as compared with prior year.

Ron Johnston will provided additional information on the results of the quarter later in this call.

During 2007, management and the Board undertook a comprehensive strategic planning process to determine the most effective means to maximize shareholder value.  At the conclusion of this strategic review, it was decided to divest all of the operating units except for our EPS businesses.  We have completed our planned divestitures allowing the company to focus exclusively on providing electronic payment solutions to merchants who provide bill payment services directly to customers, which we refer to as the biller direct space.  A short overview of our strategic plan appears in Chart 3. For fiscal 2009, we established five key priorities:

•	Complete the divestitures of non-strategic assets

•	Build a new management team

•	Develop our marketing capabilities

•	Build share in the biller direct market by growing transactions, developing new markets which we call verticals, and reducing our client concentration

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Moderator: Ronald Rossetti

•	Consolidate our platforms to reduce costs, establish a unified, fixed-cost platform, and accelerate and expand the development and rollout of new products and features

We are actively managing each of these priorities.  The status of the major objectives follows:
•	We have completed all seven of the planned divestitures. A summary of the restructuring appears in Chart 4.

•	Although always a work in progress for a growing company, a new senior management team is in place and

•	a review and streamlining of the next layer of management is complete.

•
As a part of the strategic review, we have started an ongoing upgrade of the strategic information systems to allow us to establish direct relationships with end-users of the company’s services to grow transactions across verticals and deepen the strength of our primary brand, Official Payments.  As early proof of this effort, we recorded 199,237 new registrations in the third quarter, more than three times the rate at this time last year.  We now have more than 1.2 million consumers registered in our database.  As our new, consolidated platform

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

becomes available; we will launch new e-commerce products and payment services for partners and biller direct clients including additional payment channels such as mobile, walk-up payment, and kiosks.  A screen shot of the website appears in Chart 5.

•
The Company has increased resources and marketing programs directed at our fastest growing verticals:  Higher Education and Utilities.  During the quarter, we added clients across numerous verticals.  They include two significant property tax clients, Multnomah County, Oregon and Loudoun County, Virginia and we expanded our services to citizens in the city of Philadelphia.  Additionally, we renewed our agreement with the State of West Virginia to collect various personal and business taxes and expanded our relationships with agencies in the states of California and New Mexico.  In Higher Education, we added 10 additional schools this quarter including Regis University in Colorado where we will begin collecting tuition and fees in October.  This brings us to 39 new schools year to date in this fast growing vertical.  In total, we added 165 new forms of payment types for the quarter.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

It is these types of consistent, ongoing wins that are driving our diversification and strength in categories beyond government tax collections.

During our last call, we noted that our wholly-owned subsidiary, Official Payments Corporation, had been awarded a new multi-year contract for providing electronic payment solutions for the IRS.  That contract has now been signed and runs for a base period of this calendar year followed by four one-year options running until December 31, 2013.

The IRS awarded a total of three contracts including ours, adding another competitor in this space.  We have not made any final decisions on pricing; however, as we have stated in the past, we expect that we will experience pricing pressure in the future in our federal tax vertical.

As I have noted in prior quarters, the IRS is our largest client and we are very proud to have them.  However, as we invest in and grow our other payments verticals, our IRS contract is responsible for a smaller portion of our total revenues.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

At one time the IRS accounted for over 80 percent of Official Payments’ business.  For FY 2009, we expect the gross revenue line for the IRS contract to be in the mid-twenty percent range of total EPS gross revenue; as compared to the mid-thirty percent range in FY 2007.  After factoring in interchange and processing costs, the contribution of the IRS contract will be less than 17 percent in FY 2009 as compared to approximately 24 percent in FY 2007.Reducing our reliance on the IRS was an important goal beginning in 2007.  Our goal continues to be to increase the growth in our other non-government verticals, so that the IRS contribution to net revenue will gradually fall to about 10 percent over the next several years.  Chart 6 depicts our recent diversification efforts.

The IRS remains an important customer to us and while it does not generate a high gross margin percentage, it does generate a large dollar profit per transaction.  Because of our diversification, the loss of our IRS contract does not pose as severe a level of risk today as it did just a few years ago.  In fact, four of our other verticals will generate significantly more margin contribution after interchange and processing costs than our federal income tax vertical.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Our success in developing new markets is clearly detailed in Chart 7.  As you can see, we have built Higher Education and Utilities into full scale verticals for Tier.

•
We are on plan to complete the consolidation of our current EPS technology platforms and data centers in mid-calendar year 2010.  To date, we have completed the consolidation of all of EPS back office operations in Auburn, Alabama. This consolidation has resulted in increased efficiencies, reduced costs, reduced overhead, and has eliminated duplicative operations and functions.  Most critically, the consolidation to a single platform and back-end operations center, will provide a unified, fixed-cost platform over which we can process ever increasing numbers of transactions.   With a stable, fixed-cost platform, increasing transactions will mean a higher level of margin contribution per transaction.

As we have said for several quarters, these are challenging economic times and we are unable to provide revenue guidance in this environment.  We simply do not expect tax revenues to return to traditional levels before FY 2011. While many states have balanced budget requirements, it is yet to be

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

seen if legislators will raise taxes in the midst of a deep recession.

Although achieving revenue growth will be challenging, we continue to expect total transactions to continue growing for the foreseeable future.

For example, our April IRS transactions increased 4.9 percent over last April while our average payment size declined (21.6) percent as compared with prior year.  The result was that total payment dollar volume declined (17.8) percent.

Our IRS revenue decline of (17.8) percent may sound worrisome, but put in context, overall IRS tax collections in April 2009 were down by more than (30) percent.

While our verticals other than income tax and K-12 meal-pay plan continue to perform well, we are adjusting transaction volume guidance from 15.9 million to about 14.7 million transactions for FY 2009.  Our revised forecast is for an increase of 4.4 million transactions, or more than 43.2 percent as compared with prior year.  This is a reduction of 1.2 million transactions for the year from the prior forecast.The revised guidance appears in Chart 8.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

While we anticipate minimal dollar revenue growth through the remainder of FY 2009, we do anticipate continued transaction growth.  And, as the economy recovers, we believe dollars will follow transactions.

Based on our performance this quarter, continued attention to cost management, and the strength of our non-government segments, we expect to record break-even to positive EBITDA from continuing operations for Fiscal Year 2009 assuming that there are no further revenue declines in other verticals.

Finally, I am convinced more than ever in our core value proposition:  our front-end platform designed expressly for the biller direct category.  A pictorial of how we interface to the payments processing networks appears in Chart 9.

We are frequently compared to commercial payment processing organizations.  But, in fact we outsource the basic transaction processing to several of the major payment processors so that we and our clients can benefit from their scale efficiencies.  We bring deep domain expertise to the major billers by providing a sophisticated, highly tailored, turnkey payments platform and processing gateway.  Our payments platform utilizes multiple payment channels including

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

the Internet, IVR, Point of Sale, walk up payment centers, kiosks, and front-end applications including electronic bill presentment, installment plans, and white-labeling capability.  Our proprietary platform and our customer care services are designed to meet the specific demands of billers offering secure, multiple payment types and channel choices, and electronic receipts.  We are PCI and NACHA compliant and in addition undergo an annual comprehensive audit by the IRS.  Our clients choose us because we provide secure services that are extremely difficult and costly for them to provide themselves.  They view us as providing complex domain expertise that they do not have nor wish to develop on their own.

I look forward to talking more about our focused payments solutions company and addressing your questions.

For now, I'll turn the call over to Ron Johnston to discuss the third quarter results; and then we'll open the call for Q&A.

Ron Johnston:
Thanks, Ron.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

During this call I will address our headcount position, the third quarter results, our cash position and the status of our share repurchase program.

We have met our previously announced plan to reduce our total headcount from 958 on September 30, 2006 to 190 on June 30, 2009 which includes the additional associates added from the ChoicePay acquisition.

For this quarter, our financial reporting continues to be divided into continuing and discontinued operations.  Included in our continuing operations are our core EPS business and businesses that are winding down.

Revenues from continuing operations for the quarter declined (1.5%), to $44.2 million as compared to $44.9 million in the same quarter last year.  We are pleased to report growth in our higher education, utilities, sales and use tax, and property tax categories.  Revenues from our income tax and K-12 education categories were below year ago levels.  The difficult economic conditions contributed to the Federal and State income tax decreases.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

EPS net revenue growth was 25.6 percent for the third quarter and 15.4 percent for the nine months ended June 30 as compared with prior year.  EPS net revenue is calculated by subtracting EPS discount fees shown in the Direct Cost (Continuing Operations) section on page 30 of our June 30, 2009 Form 10-Q from EPS gross revenues shown in the Revenues (Continuing Operations) section on page 29 of the same document.  Chart 10 provides a summary of this calculation.

We expect that demand for our services will continue to increase as more and more state and local jurisdictions offer electronic payment solutions to their constituents as a means to improve service levels and reduce back office processes and related costs in this economic downturn.

During the quarter, we processed over $2.4 billion of payments, which represents a 9.8 percent increase versus the same quarter last year. This total increase was driven by a 52.2% increase in transaction volume. The increase in transaction growth was primarily brought about through increases in utility transactions helped mainly by the ChoicePay acquisition and growth in higher education.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

As Ron noted, Tier has reported positive EBITDA of $2.8 million from continuing operations as compared with a loss of ($75,000) in the prior year quarter.  This $2.9 million improvement was achieved in spite of a revenue decline of ($0.7) million, or (1.5%) as compared with the prior year quarter.

We define EBITDA as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization and stock-based compensation expense.  Chart 11 provides a reconciliation of net income from continuing operations to EBITDA for the three and nine months ended June 30, 2009 and 2008.

Throughout this call, Tier uses EPS net revenues and EBITDA, which are non-GAAP financial measures.  Tier’s management believes these measures are useful for evaluating performance against peer companies within its industry, and provide investors with additional transparency to financial measures used by management in its financial and operational decision making.  Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.  Tier’s definition used to calculate non-GAAP financial measures may differ from those used by other

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

companies.  We have compared our definitions to other public companies and have found ours to be very consistent.

Our wind-down operations contributed $1.3 million in revenues in this quarter.

Gross margin for continuing operations, which we calculate by subtracting our direct costs from our revenues, was 24.5% for the quarter which is 5.5 percentage points higher than the same quarter last year.  Gross margin in our EPS business was 23.5%, up approximately 4.9 percentage points from the same period last year.  An overall shift in mix of verticals and payment types helped increase overall gross profit margins.

General and administrative expenses for continuing operations were $6.3 million for the quarter, down 3.5% compared to the same quarter last year. The decrease in G&A was attributable primarily to the cost cutting initiatives and, certain one time savings, which were offset by costs associated with the ChoicePay business.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Selling and marketing expenses in continuing operations were $2.2 million for the quarter, down 10.3%.  We are focusing our efforts on the EPS business and streamlining sales and marketing programs to control expense levels.

Net interest income was $0.1 million for the quarter; about $0.4 million, or approximately 76.5% less than the same quarter last year, which reflects a decrease in interest rates.

On a GAAP basis, net income from continuing operations was $0.6 million or a profit of $0.03 per fully diluted share compared to a loss of ($1.3) million, or a loss of ($0.07) per fully diluted share in the prior year quarter.  Net income from discontinued operations net of income taxes was a loss of ($0.4) million or a loss of ($0.02) per fully diluted share in the quarter compared to a ($12.3) million loss or ($0.62) per fully diluted share in the same quarter a year ago.  These data are presented in Chart 12.

Our financial condition and balance sheet remain strong with total cash and marketable securities of $78.1 million at June 30, 2009.  That figure is comprised of cash and cash equivalents and investments in marketable securities of $70.7 million and

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

restricted investments of $7.4 million. Restricted investments include $1.4 million pledged in connection with performance bonds primarily in our PSSI segment and $6.0 million pledged as the compensating balance for an ACH banking service relationship in our EPS segment.  The consolidated balance sheet at June 30, 2009 appears in Chart 13.

Cash and marketable securities declined by ($0.3) million from March 31, 2009 principally due to the stock repurchases.

During the quarter we purchased shares from time to time in the open market through a Rule 10b5-1 Plan.   As of June 30, 2009 the Company had repurchased 512,400 shares as a part of this program; through July 31, 2009 total shares repurchased amounted to 712,400, an investment of $4,898,000.

Lastly, I want to mention that our Form 10-Q has been filed with the Securities and Exchange Commission.  We encourage all of you to review the statements and footnotes in order to better understand our current operations.

Now I would like to turn the call back over to Ron.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Ronald Rossetti:
Thanks Ron.

Before we open the call to questions, I want to highlight the following:
•
As we complete our new platform, we will have a fixed cost basis over which to drive an ever increasing number of transactions, thus expanding our margin contribution.  We are at an inflection point where a substantial portion of our incremental revenue over our breakeven point, after interchange and processing expenses, will fall directly to the bottom line.

•	In combination, with platform cost reductions we will continue to seek areas of other cost reductions throughout the company.

•	We are investing in and successfully growing our non-government verticals to diversify, and strengthen the long-term health of Tier.

•	This point could not be clearer than to note that in spite of the steep decline in our tax-based business, net revenue increased 25.6 percent for the quarter and 15.4 percent

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Moderator: Ronald Rossetti

for the nine months ended June 30 as compared with the prior year.

•
In light of the progress on the restructuring and the acquisition of ChoicePay, our job now is to focus on executing our strategic plan.  We have put a new management team in place that is confident and highly capable of executing on that plan.  Biographical summaries of each member of our management team appear in Chart 14.

•
Everyone on this call knows how serious the economic environment is and will continue to be for some time.  Notwithstanding this environment, we are seeing increasing demand for electronic payment solutions.  And we believe that the initiatives that we are pursuing offer the best means for increasing long-term shareholder value.

As always, I wish to thank our long-term, growth investors for your continued support of Tier.

Liz Bowman:
Operator, at this time and for the remainder of the hour, we’d like to open the call to Q&A.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Liz Bowman:
Thank you, Ron.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying Charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for the third quarter of Fiscal Year 2009 for Tier Technologies.